Exhibit 99.1

CVS Health Announces Upcoming Changes to Board of Directors

Board Will Transition from 16 to 13 Directors

WOONSOCKET, R.I., Feb. 3, 2020 – CVS Health (NYSE: CVS) today announced upcoming changes to its Board of Directors (the “Board”). Richard “Dick” Swift, Richard Bracken and Mark Bertolini will not stand for reelection at the company’s 2020 Annual Meeting. The Board will then be reduced from 16 to 13 directors in order to further align with corporate governance best practices.

Mr. Swift, the former Chair of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., will be retiring from the Board after having reached the mandatory retirement age. He has served as a director of CVS Health since September 2006.

Mr. Bracken, the former Chair and Chief Executive Officer of HCA Inc. and HCA Holdings, Inc., will be leaving the Board and retiring from board service after a 45 year career in health care to spend more time on personal interests. He has served as a director since January 2015.

Mr. Bertolini, the former Chair and Chief Executive Officer of Aetna Inc., became a director upon the November 2018 closing of CVS Health’s acquisition of Aetna. Following the successful integration of the Aetna business, Mr. Bertolini will not continue as a member of the Board after the Annual Meeting.

David W. Dorman, Chair of the Board, stated, “We want to thank each of these highly accomplished individuals for their service to the company and wish them all the best in the future. We particularly want to thank Dick and Richard for the tremendous leadership and expertise each brought to the Board during their many years of service, including Dick’s role as Chair of the Audit Committee and Richard’s role as Chair of the Medical Affairs Committee. The Board would also like to thank Mark for his contribution to the successful integration of Aetna.”

Dorman continued, “CVS Health is successfully executing against its strategy of becoming the world’s most consumer-centric health care company. As the organization continues to evolve, the remaining directors of the Board and I have the utmost confidence in the strength of the current management team, the progress the company has shown to date and ability of CVS Health to deliver value to all stakeholders moving forward.”

About CVS Health

CVS Health is the nation’s premier health innovation company helping people on their path to better health. Whether in one of its pharmacies or through its health services and plans, CVS Health is pioneering a bold new approach to total health by making quality care more affordable, accessible, simple and seamless. CVS Health is community-based and locally focused, engaging consumers with the care they need when and where they need it. The Company has approximately 9,900 retail locations, approximately 1,100 walk-in medical clinics, a leading pharmacy benefits manager with more than 102 million plan members, a dedicated senior pharmacy care business serving more than one million patients per year and expanding specialty pharmacy services. CVS Health also serves an estimated 38 million people through traditional, voluntary and consumer-directed health insurance products and related services, including rapidly expanding Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company believes its innovative health care model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

Exhibit 99.1

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. By their nature, all forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons as described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q.

Investor Contact:

Valerie Haertel
CVS Health
401-770-4050
Valerie.Haertel@CVSHealth.com

Media Contact:

T.J. Crawford
CVS Health
212-457-0583
CrawfordT2@aetna.com